Exhibit 99.1

The Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority expressed an opinion about the fairness or merits of the Offer, the securities offered pursuant to the Offer or the adequacy of the information contained in this document. Any representation to the contrary is an offence. Shareholders in the United States should read the “Notice to Shareholders in the United States and Other Shareholders Outside Canada” on page (iv) (continuation of the cover page) of this Notice of Variation, Change and Extension.

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer and Circular (as defined below). If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, lawyer or other professional advisor.

If you have questions, please contact Laurel Hill Advisory Group, the information agent in connection with the Offer, by telephone at 1 -877-452-7184, (1 - 416-304-0211 for collect calls outside North America), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

Neither this document nor the Original Offer and Circular constitutes an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

December 12, 2025

CANEX METALS INC.

NOTICE OF VARIATION, CHANGE AND EXTENSION

of OFFER TO PURCHASE

all of the issued and outstanding common shares of

GOLD BASIN RESOURCES CORPORATION

on the basis of 0.592 of a common share of CANEX Metals Inc.
for each common share of Gold Basin Resources Corporation

CANEX Metals Inc. (“CANEX” or the “Offeror”) hereby gives notice that it is varying certain terms and conditions of its offer dated August 28, 2025 (the “Original Offer”) to purchase, on the terms and subject to the conditions of the Original Offer, all of the issued and outstanding common shares (the “Shares”) in the capital of Gold Basin Resources Corporation (“Gold Basin” or the “Company”), including any Shares that may become issued and outstanding after the date of the Original Offer but prior to the Expiry Time (as defined below), to: (a) extend the Expiry Time of the Offer to 5:00 p.m. (Toronto Time) on January 9, 2026; and (b) provide additional disclosure, including, but not limited to, certain recent developments of CANEX, such as the announcement of a non-brokered private placement of up to 20,000,000 common shares of CANEX at a price of $0.15 per Offeror Common Share for gross proceeds of up to $3,000,000, led by a strategic investment from Mr. N. Eric Fier.

The Offer is made only for Shares and is not made for any Convertible Securities (including Options) or other rights to acquire Shares.

The Offer has been extended and now remains open for acceptance until 5:00 p.m. (Toronto Time) on January 9, 2026 (the “Expiry Time”), unless the Offer is further extended, accelerated or withdrawn by the Offeror in accordance with its terms.

This Notice of Variation, Change and Extension should be read in conjunction with: (a) the Original Offer and accompanying take-over bid circular dated August 28, 2025 (the “Original Circular” and together with the Original Offer, the “Original Offer and Circular”); (b) the letter of transmittal that accompanied the Original Offer and Circular (the “Letter of Transmittal”); and (c) the notice of guaranteed delivery that accompanied the Original Offer and Circular (the “Notice of Guaranteed Delivery”, and collectively with the Original Offer and Circular and the Letter of Transmittal, the “Original Offer Documents”). To the extent specifically set out in this document, each of the Original Offer Documents is deemed to be amended as of the date hereof to give effect to the amendments to the Original Offer and Circular described in this document. Unless the context otherwise requires, references in this document to the “Offer”, the “Circular” and the “Offer and Circular” mean the Original Offer, the Original Circular and the Original Offer and Circular, respectively, each as amended and varied by this Notice of Variation, Change and Extension. Unless the context requires otherwise, terms used herein but not defined herein have the respective meanings set out in the Original Offer and Circular.

Holders of Shares (“Shareholders”) who have validly deposited and not withdrawn their Shares are not required to take any further action to accept the Offer. Registered Shareholders (meaning Shareholders that have a physical share certificate representing their Shares or a DRS Advice or a similar document evidencing the electronic registration of ownership of their Shares) who have not yet deposited their Shares under the Offer and who wish to accept the Offer must properly complete and execute a Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with, if applicable, the certificate(s) representing their Shares and all other required documents, with Computershare Investor Services Inc. (the “Depositary”) at its office at one of the addresses specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on BLUE paper), or a manually executed facsimile thereof; or (ii) book-entry transfer of Shares set out in Section 3 of the Offer, “Manner of Acceptance – Acceptance by Book-Entry Transfer”.

Registered Shareholders will not be required to pay any fee or commission if they accept the Offer by tendering their Shares directly with the Depositary. A broker, nominee or other intermediary through whom a Shareholder holds Shares may charge a fee to tender any such Shares on behalf of such Shareholder. Shareholders should consult such broker, nominee or other intermediary to determine whether any charges will apply.

Non-registered Shareholders whose Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly if they wish to accept the Offer. Intermediaries may establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

Questions and requests for assistance may be directed to Laurel Hill Advisory Group (“Laurel Hill”), the information agent in connection with the Offer (the “Information Agent”). Shareholders may contact Laurel Hill by telephone at 1-877-452-7184, (1-416-304-0211 for collect calls outside North America), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

Additional copies of the Original Offer and Circular, this Notice of Variation, Change and Extension and related materials may be obtained without charge on request from the Information Agent in the manner specified on the back page of this document or by using the contact information of any additional dealer managers which may be provided subsequent to the date of this Offer and Circular, and are available on SEDAR+ at www.sedarplus.com, and on the Offeror’s website at www.canexmetals.ca. Website addresses are provided for informational purposes only and no information contained on, or accessible from such websites is incorporated by reference in the Offer and Circular unless expressly incorporated by reference.

No Person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

(ii)

The Information Agent for the Offer is:

LAUREL HILL ADVISORY GROUP

North America Toll Free: 1-877-452-7184

Outside North America: 1-416-304-0211

Text Message: Text “INFO” to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

(iii)

NOTICE TO SHAREHOLDERS IN THE UNITED STATES AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offer is being made for the securities of a Canadian company that does not have securities registered under section 12 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Offer is not subject to section 14(d) of the U.S. Exchange Act or Regulation 14D thereunder. In reliance on the cross-border exemption provided by rule 14d-1(c) (the “Tier 1 Exemption”), the Offer is exempt from Rules 14e-1 and 14e-2 of Regulation 14E. The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 under the U.S. Exchange Act, in accordance with Canadian corporate and Securities Laws requirements. Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to tender offers under the U.S. Exchange Act and the rules and regulations promulgated thereunder.

Because the consideration consists solely of Offeror Common Shares and, to the Offeror’s knowledge, U.S. holders hold 10% or less of the outstanding Shares, the Offer is being made in reliance on Rule 802 under the United States Securities Act of 1933. The Offeror has furnished, or will furnish, the Offer and Circular, including this Notice of Variation, Change and Extension (and any amendments or supplements) to the SEC on Form CB and has filed, or will file, a Form F-X appointing an agent for service of process in the United States. The Offer and Circular, including this Notice of Variation, Change and Extension, is being provided to U.S. holders in English on a comparable basis to Canadian holders. If dissemination is by publication in Canada, the Offeror will concurrently publish in the United States in a manner reasonably calculated to inform U.S. holders.

The Offer is being made for the securities of a Canadian company by a Canadian company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Offeror and the Company are located in a foreign country, and some or all of their officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel the Offeror or the Company and their affiliates to subject themselves to a U.S. court’s judgement. You should be aware that the Offeror may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, in accordance with applicable law.

In accordance with Canadian law and in reliance on Rule 14e-5(b)(10) under the U.S. Exchange Act, the Offeror and its affiliates may, from time to time during the pendency of the Offer, purchase or arrange to purchase Shares (or related securities) outside the Offer, provided that no such purchases will be made in the United States or by use of U.S. jurisdictional means. Any information about such purchases that is made public in Canada will also be made publicly available in the United States on a comparable basis, including by press release and by furnishing a Form CB to the SEC.

Shareholders in the United States should be aware that the disposition of their Shares (or the exercise, exchange or redemption of the Convertible Securities) and the acquisition of Offeror Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States may not be described fully herein and such Shareholders are encouraged to consult their tax advisors. See Section 18 of the Original Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 19 of the Original Circular, “Certain United States Federal Income Tax Considerations”.

The enforcement by Shareholders of civil liabilities under U.S. federal securities Laws may be affected adversely by the fact that each of the Offeror and the Company is incorporated under the Laws of Canada, that some or all of their respective officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and the Company and said Persons may be located outside the United States.

(iv)

THE OFFEROR COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Offeror Common Shares or Shares, or certain related securities, as permitted by applicable Laws or regulations of the United States, Canada or its provinces or territories.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is being made only for Shares and is not being made for any Convertible Securities (including Options) or other rights to acquire Shares. Holders of Convertible Securities who wish to accept the Offer with respect to the underlying Shares should, to the extent permitted by the terms of the Convertible Securities, applicable Laws and the Cease Trade Order, exercise the rights under such Convertible Securities to acquire Shares and tender the underlying Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures described in Section 3 of the Offer, “Manner of Acceptance”, and Section 6 of the Original Circular, “Treatment of Convertible Securities”. The Partial Revocation Order does not provide for the acquisition of Shares upon the exercise of conversion rights under Convertible Securities.

The tax consequences to holders of Convertible Securities of exercising, exchanging or converting such securities are not described in either Section 18 of the Original Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 19 of the Original Circular, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision as to whether to exercise, exchange or convert their Convertible Securities.

(v)

TABLE OF CONTENTS

NOTICE TO SHAREHOLDERS IN THE UNITED STATES AND OTHER SHAREHOLDERS OUTSIDE CANADA	iv

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES		v
REPORTING CURRENCY		1
RISK FACTORS		1
INFORMATION CONTAINED IN THIS NOTICE OF VARIATION, CHANGE AND EXTENSION		1
INFORMATION CONCERNING THE COMPANY		1
AVAILABILITY OF DISCLOSURE DOCUMENTS		2
CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES		2
FORWARD-LOOKING STATEMENTS		2
NOTICE OF VARIATION, CHANGE AND EXTENSION		5
1.	Extension of the Offer	5
2.	Reasons to Accept the Offer	5
3.	Recent Developments	9
4.	Updated Information Concerning the Offeror Common Shares	10
5.	Manner of Acceptance	11
6.	Take-Up of and Payment for Deposited Common Shares	11
7.	Right to Withdraw Deposited Shares	11
8.	Amendments and Variations to Original Offer Documents	11
9.	Offerees’ Statutory Rights	11
10.	Directors’ Approval	12
CERTIFICATE OF CANEX METALS INC.		C-1

REPORTING CURRENCY

All references to “$” or “C$” in this Notice of Variation, Change and Extension mean Canadian dollars, all references to “US$” in this Notice of Variation, Change and Extension mean United States dollars, except where otherwise indicated, and all references to “A$” in this Notice of Variation, Change and Extension mean Australian dollars, except where otherwise indicated.

RISK FACTORS

The acceptance of the Offer and an investment in the Offeror Common Shares offered pursuant to the Offer are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in the Original Offer and Circular. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror. See Section 22 of the Original Circular, “Risk Factors”.

INFORMATION CONTAINED IN THIS NOTICE OF VARIATION, CHANGE AND EXTENSION

Certain information contained in this Notice of Variation, Change and Extension has been taken from or is based on documents that are expressly referred to herein. All summaries of, and references to, documents that are specified in this Notice of Variation, Change and Extension as having been filed, or that are contained in documents specified as having been filed, on SEDAR+, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under the Offeror’s profile at www.sedarplus.com and on the Offeror’s website at www.canexmetals.ca. Shareholders are urged to carefully read the full text of those documents, which may also be obtained on request without charge from the Corporate Secretary of the Offeror at Suite 1620, 734 – 7th Avenue SW, Calgary, Alberta T2P 3P8, Canada.

This Notice of Variation, Change and Extension does not generally address the income tax consequences of the Offer to Shareholders in any jurisdiction outside Canada or the United States. Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of the Shares may have tax consequences which may not be described in the Original Circular. Accordingly, Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

Certain figures herein may not add due to rounding.

Information contained in this document is given as of December 10, 2025, unless otherwise specifically stated.

INFORMATION CONCERNING THE COMPANY

As of the date of this Notice of Variation, Change and Extension, the Offeror has not had access to the non-public books and records of the Company and the Offeror is not in a position to independently assess or verify certain of the information in the Company’s publicly filed documents, including its financial statements and reserves disclosures. The Company has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of the Company contained in the Offer and Circular. As a result, except as otherwise expressly indicated herein, the information concerning the Company contained in the Offer and Circular has been derived, by necessity, from the Company’s public reports and securities filings as of December 10, 2025, and the Offeror does not assume any responsibility for the accuracy or completeness of any such information. See Section 22 of the Original Circular, “Risk Factors – Risk Factors Related to the Offer and the Offeror  – The Offeror has been unable to independently verify the accuracy and completeness of the Company information in the Offer and Circular”. None of the Company’s public reports or securities filings are or have been incorporated by reference into the Offer and Circular.

In addition, the Company has not filed continuous disclosure documents publicly since December 2, 2024, including its annual audited financial statements and annual management’s discussion and analysis for the year ended December 31, 2024, its certifications of annual filings for the year ended December 31, 2024, its unaudited interim financial statements and interim management’s discussion and analysis for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025 its certifications of interim filings for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025, and its notice, information circular and proxy materials for its 2025 annual general meeting. Accordingly, information in the Company’s publicly filed documents may be out of date, inaccurate or incomplete and may not be reflective of the current condition, including financial condition, of the Company. See Section 25 of the Original Circular, “Cease Trade Order and Partial Revocation Order”.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Offeror is a reporting issuer in British Columbia, Alberta, Ontario and Quebec and files its continuous disclosure documents with the applicable Securities Regulatory Authorities. Such documents are available under the Offeror’s profile at www.sedarplus.com or on the Offeror’s website at www.canexmetals.ca.

CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES

The Offeror is subject to the reporting requirements of applicable Securities Laws. Unless otherwise indicated, all historical estimate disclosure relating to the Offeror’s projects in the Offer and Circular have been prepared in accordance with the requirements of Canadian Securities Laws.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Notice of Variation, Change and Extension, or incorporated by reference in the Offer and Circular constitute “forward-looking statements” and “forward- looking information” as defined under Securities Laws (collectively “forward-looking statements”). Forward-looking statements are typically identified by words such as “anticipate”, “continue”, “estimate”, “expect”, “forecast”, “budget”, “may”, “will”, “project”, “could”, “plan”, “intend”, “should”, “believe”, “outlook”, “objective”, “aim”, “potential”, “target” and similar words suggesting future events or future performance. Forward-looking statements and forward-looking information are not based on historical facts, but rather on current expectations and projections about future events and is therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements and forward-looking information.

This Notice of Variation, Change and Extension contains forward-looking statements including: those relating to the Financing (as defined below), including statements with respect to the terms of the Financing and the use of proceeds of the Financing; the Offeror’s ability to fund exploration and development of a consolidated oxide gold district in Northern Arizona; and the TSXV and regulatory approval of the Financing, and those relating to the Offer, including statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer; the ability of the Offeror to complete the transactions contemplated by the Offer, including the termination of the Helix Farm-In Agreement; the reasons to participate in the Offer; whether Gold Basin will regain regulatory compliance; the purpose of the Offer; any commitment to acquire Shares; the value of the Offeror Common Shares received as consideration under the Offer; the Offeror’s objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects; information concerning the Company and the Offeror (and their respective affiliates), including the revocation of the Cease Trade Order; the Offeror’s plans for the Company in the event the Offer is successful and the integration of the Offeror’s and the Company’s businesses and operations; the anticipated effect of the Offer and the expected benefits of tendering Shares to the Offer, both to the Offeror and to the Shareholders, such as the consolidation of a gold district in Mojave County, Arizona and other synergies that may result from the proposed combination between the Offeror and the Company; the satisfaction of the conditions to consummate the Offer and other statements that are not historical facts. It is important to know that:

•	unless otherwise indicated, forward-looking statements in this Notice of Variation, Change and Extension describe the Offeror’s expectations as at the date on which such statements are made;

•	the Offeror’s actual results and events could differ materially from those expressed or implied in the forward-looking statements in this Notice of Variation, Change and Extension if known or unknown risks affect its business or the Offer, or if its estimates or assumptions turn out to be inaccurate. As a result, the Offeror cannot guarantee that the results or events expressed or implied in any forward-looking statement will materialize, and accordingly, you are cautioned against relying on these forward-looking statements; and

•	the Offeror disclaims any intention and assumes no obligation to update or revise any forward-looking statement or information herein even if new information becomes available, as a result of future events or for any other reason, except in accordance with applicable Securities Laws.

With respect to forward-looking statements contained in this Notice of Variation, Change and Extension, the Offeror has made assumptions regarding, among other things: integrate the Offeror’s and the Company’s businesses and operations and realize financial, operational and other synergies from the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction; that each of the Offeror, the Company and, following the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror will have the ability to continue as a going concern and realize its assets and discharge its liabilities in the normal course of business; that the Helix Farm-In Agreement will be terminated; the Offeror’s ability to execute on its plans as described herein and in its other disclosure documents and the impact that the successful execution of such plans will have on the Offeror and, following the combination, the combined entity and the combined entities’ respective stakeholders; that the Company’s publicly available information, including its public reports and securities filings as of December 10, 2025 remain accurate in all material respects; that the current commodity price and foreign exchange environment will continue or improve; future exchange rates and interest rates; future debt levels; the value inherent in Gold Basin’s portfolio of projects, including the Gold Basin Project; the Offeror will receive the Regulatory Approvals and all other necessary consents on the timelines and in the manner currently anticipated; the other conditions to the Offer will be satisfied on a timely basis in accordance with their terms; the advice received from professional advisors is accurate; there will be no material changes to government and environmental regulations adversely affecting the Offeror’s operations, other than as discussed in this section; and the impact of the current economic climate and financial, political and industry conditions on the Offeror’s operations, including its financial condition and asset value, will remain consistent with the Offeror’s current expectations as set out in this section.

All figures and descriptions provided in this Notice of Variation, Change and Extension related to the proposed transaction, including those around consideration, key metrics, reasons for the Offer, and the potential benefits to the Shareholders and the Offeror Shareholders (including increased shareholder returns and improved performance and administration savings), are based on and assume the following: (a) the Offeror’s and the Company’s liquidity, debt, debt costs and assets (including reserves), will not change from what was the case on December 10, 2025, in the case of the Offeror, and from what the Offeror has ascertained from the Company’s public filings on SEDAR+ up to and including October 20, 2025, in the case of the Company; (b) 135,130,486 Shares are issued and outstanding immediately prior to the date of the Offer (according to the latest information available on the website of the TSXV); (c) that all of the Shares are tendered to the Offer pursuant to the terms thereof; and (d) no other Shares or Offeror Common Shares are issued before the successful completion of the Offer.

Although the Offeror believes that the expectations reflected in the forward-looking statements contained in this Notice of Variation, Change and Extension, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct. The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements may include the following: the market value of the Offeror Common Shares received as consideration under the Offer and the impact of the issuance of Offeror Common Shares on the market price of the Offeror Common Shares; the inaccuracy of the Company’s public disclosure upon which the Offer is predicated; the failure to obtain the Regulatory Approvals and to satisfy the other conditions to the Offer on a timely basis; competitive responses to the announcement or completion of the Offer; as well as the risks discussed in Section 22 of the Original Circular, “Risk Factors”. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. The Offeror does not assume any obligation to update or revise any forward-looking statements after the date of this Notice of Variation, Change and Extension or to explain any material difference between subsequent actual events and any forward-looking statements, except as required by applicable Securities Laws. Readers are cautioned that such assumptions, risks and uncertainties should not be construed as exhaustive.

The forward-looking statements contained in this Notice of Variation, Change and Extension speak only as of the date of this Notice of Variation, Change and Extension. Except as expressly required by applicable Securities Laws, we do not undertake any obligation to publicly update any forward-looking statements. The forward-looking statements contained in this Notice of Variation, Change and Extension are expressly qualified by this cautionary statement.

For a further discussion regarding the risks related to the Offer and the Offeror, see Section 22 of the Original Circular, “Risk Factors”, and the Offeror’s other public filings, available in Canada on SEDAR+ at www.sedarplus.com, and on the Offeror’s website at www.canexmetals.ca.

NOTICE OF VARIATION, CHANGE AND EXTENSION

December 12, 2025

TO:	THE HOLDERS OF COMMON SHARES OF GOLD BASIN RESOURCES CORPORATION

This Notice of Variation, Change and Extension amends, varies and supplements the information provided in the Original Offer and Circular pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares (including any Shares which may become issued and outstanding after the date of the Original Offer and prior to the Expiry Time).

As set out in this Notice of Variation, Change and Extension, the Offeror has: (a) extended the Expiry Time of the Offer to 5:00 p.m. (Toronto Time) on January 9, 2026; and (b) provide additional disclosure, including, but not limited to, certain recent developments of CANEX. Consequential amendments in accordance with this Notice of Variation, Change and Extension are deemed to be made, where required, to the Original Offer Documents. Except as otherwise set out in this Notice of Variation, Change and Extension, the terms and conditions set out in the Original Offer Documents continue to remain in effect, unamended. This Notice of Variation, Change and Extension should be read in conjunction with the Original Offer Documents.

1.	Extension of the Offer

The Offeror has extended the Expiry Time of the Offer from 5:00 p.m. (Toronto Time) on December 12, 2025 to 5:00 p.m. (Toronto Time) on January 9, 2026. Accordingly, the definition of “Expiry Time” in the Original Offer and Circular is deleted in its entirety and replaced with the following definition: “Expiry Time” means 5:00 p.m. (Toronto Time) on January 9, 2026, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Original Offer, “Extension, Acceleration and Variation of the Offer”, unless the Offer is withdrawn by the Offeror.

If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Shares may be deposited under the Offer for a period of not less than 10 Business Days after the expiry of the initial deposit period. See Section 5 of the Original Offer, “Extension, Acceleration and Variation of the Offer”.

2.	Reasons to Accept the Offer

The Offeror continues to believe that the Offer provides a number of compelling benefits for Shareholders that Gold Basin cannot achieve on a standalone basis, including:

•	Significant Upfront Premium to Shareholders. The Offer represents a 103% premium to the 30-day volume weighted average price of the Shares prior to the Cease Trade Order, based on the 30-day volume weighted average price of the Offeror Common Shares as of December 10, 2025.

•	Consolidation of Gold Districts and Near-Term Exploration and Expansion. The Offer consolidates an advanced oxide gold exploration camp in Mojave County, Arizona hosting multiple zones of gold mineralization with strong drill results across an eight kilometre by eight kilometre area, opening up potential near-term exploration on favourable targets, which are fully permitted for near-term drill testing and expansion.

MAP: Mineral land positions of CANEX’s Gold Range Project (Red) and Gold Basin’s Gold Basin Project (Blue) are adjacent.

•	Diversification. The Offer will provide Shareholders not only with exposure to a consolidated gold district in Mojave County, Arizona, but also to the Offeror’s Louise Project in British Columbia. On July 31, 2025, the Offeror announced results from an induced polarization (IP) geophysical survey which identified a new and previously unknown chargeability target two kilometres west of the historic Louise deposit and a steeply dipping zone of high chargeability below and to the north of the historic Louise deposit.

•	Liquidity. The Offer will provide Shareholders with a more liquid investment. The TSXV has conditionally approved the listing of the Offeror Common Shares offered to Shareholders pursuant to the Offer on the TSXV. Listing will be subject to the Offeror fulfilling all of the applicable listing requirements of the TSXV. By contrast, trading in the Shares is restricted. On May 6, 2025, the Commission imposed the Cease Trade Order against the Shares. The next day, CIRO imposed the Halt in trading of the Shares on the TSXV. Gold Basin has yet to provide its Shareholders with any estimate of when a revocation of the Cease Trade Order and the Halt can be expected, if at all. Further, the Partial Revocation Order will expire on January 31, 2026, and Gold Basin faces potential dissolution without the filing of its 2024 Annual Report by January 24, 2026.

•	Access to the Offeror’s Stable Balance Sheet. With no debt and access to capital, Shareholders have an opportunity through the Offer to move from a highly precarious financial situation to the stable and managed underpinnings of the Offeror’s prudent financial management. The recently announced Financing (described below) of up to $3,000,000, led by a strategic investment from Mr. N. Eric Fier, highlights Offeror’s access to capital and ability to fund exploration and development of a consolidated oxide gold district in Northern Arizona.

•	Offeror’s Highly Focused, Professional and Cost-Effective Management Team. The Offeror has six years experience working in the Arizona district and has developed a geologic understanding and exploration model that can help fast track new discovery and deposit expansion and unlock value across the combined district. The Offer places the consolidated district under the Offeror’s highly focused, professional and cost-effective management team, which will provide superior operational and governance oversight.

•	Improved Governance Profile. Contrasted with the Company’s serial non-compliance with the most fundamental of securities laws, let alone basic corporate governance, the Offeror recently held it’s annual general meeting on October 30, 2025 with a full endorsement of all items of business by Institutional Shareholder Services, the leading independent proxy advisor.

•	Extreme Risk and Prejudice to Shareholders under the Status Quo. Shareholders face extreme risk and prejudice to their investment if the Company Board and management team of Gold Basin continue to pursue their current course of conduct, including:

o	Negative Shareholder Return. The board and management of Gold Basin generated negative total shareholder returns of -43.75% in the year prior to the Cease Trade Order. Comparatively, CANEX (+337.50%), the TSX Global Gold Index (+117.56%) and the S&P/TSX Venture Gold (Sub Industry) Index (+146.13%) all achieved significant positive returns for investors in the year since December 10, 2024.

o	Loss of Liquidity. On May 6, 2025, the Commission imposed a Cease Trade Order against the Shares in response to Gold Basin’s failure to file its annual audited financial statements and annual management’s discussion and analysis for the period ended December 31, 2024 and its certifications of annual filings for the year ended December 31, 2024. The next day, CIRO imposed a Halt in trading of the Shares on the TSXV. Notwithstanding this loss of liquidity for Shareholders, Gold Basin has yet to provide Shareholders with any explanation for its failure to comply with its disclosure obligations under Securities Laws and stock exchange requirements or any estimate of when a revocation of the Cease Trade Order and the Halt can be expected, if at all. Moreover, the Directors’ Circular filed by the Company on October 20, 2025 disclosed that (i) Gold Basin’s transfer agent, TSX Trust Company, resigned on August 21, 2025; and (ii) the Company’s auditors, Manning Elliott LLP, resigned on June 28, 2025. No successor auditor firm has been named, making it unlikely that there is resolution to the Cease-Trade Order in the immediate or medium-term and demonstrating that Shareholders are unlikely to regain liquidity and the ability to sell their Shares in the near term if they do not tender such Shares to the Offer.

o	Failure in Basic Financial Reporting. The Company is in default of its continuous disclosure obligations under Securities Laws in Alberta, British Columbia, and Ontario for, inter alia, failure to file its annual audited financial statements and annual management’s discussion and analysis for the year ended December 31, 2024 and its certifications of annual filings for the year ended December 31, 2024, as well as its interim unaudited financial statements and interim management’s discussion and analysis for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025.

o	Non-Compliance with TSXV Requirements. The Directors’ Circular filed by the Company on October 20, 2025 disclosed that the Company’s Chief Financial Officer, Corporate Secretary and director, Stephen Pearce, resigned on September 25, 2025. The TSXV requires that listed issuers must have a chief financial officer and a corporate secretary; however, the Company has not named a successor. The Directors’ Circular also disclosed that Anthony Balic, an independent director, resigned from the Company Board on May 1, 2025. This leaves the Company with only two directors, Charles Straw (interim-CEO) and Grant Duddle (Chair), and this contravenes the TSXV requirement for listed companies to have at least two independent directors. The TSXV further requires listed companies to have an audit committee comprised of at least three directors, a majority of whom should be independent; however, this is impossible with only one independent director on the Company Board.

o	Self-Dealing Transactions. Faced with strong shareholder support for a transaction with CANEX, the board and management of Gold Basin responded by transferring opportunities and assets to related parties. On March 28, 2025, eight days following the public announcement of the unsolicited Mayfair Offer, Helix, an Australian Securities Exchange listed company, announced in a press release that it had entered into conditional binding letter agreements with Centric Minerals Management (USA) Inc. and White Hills Exploration LLC to acquire the White Hills Project, which directly adjoins the Company’s Gold Basin Project in Mojave County, Arizona. The beneficial owners of the vendors of the White Hills Project were Charles Straw, who is the President, interim Chief Executive Officer and a director of Gold Basin, and Calvin Heron, Gold Basin’s former consulting geologist and project manager. Helix’s press release discloses that the vendors will receive A$200,000 in cash and A$1.3 million in Helix shares in connection with these agreements, representing approximately 16.25% of Helix’s issued and outstanding share capital. Michael Povey is currently the Executive Chairman of Helix. Mr. Povey is the former Chief Executive Officer and a former director of Gold Basin – he resigned from these roles on January 9, 2023, and was re-appointed as a director of Gold Basin on March 8, 2024, before he again resigned on October 25, 2024. According to latest public disclosure records available, Mr. Povey remains engaged as a technical advisor of Gold Basin. It is not clear when Mr. Straw and Mr. Heron acquired the White Hills Project, but the White Hills Project was referenced in a November 2, 2022 press release of the Company as containing 12 exploration targets of interest to the Company.

On April 28, 2025, one month following announcement of the Mayfair Offer, Gold Basin announced that it had executed the Helix Farm-In Agreement granting Helix the right to earn up to 40% of the Gold Basin Project and acquire a 1% net smelter royalty over the Gold Basin Project in consideration for the issuance of 150 million Helix shares, which are subject to escrow restrictions. Gold Basin has provided no evidence to Shareholders that the consideration offered in the Helix Transaction is fair or reasonable. Equally concerning, Gold Basin neither publicly disclosed the related party nature of the Helix Transaction nor filed a material change report in respect of the Helix Transaction or a copy of the Helix Farm-In Agreement as required under Securities Law. In addition, Gold Basin has not sought shareholder approval of the Helix Transaction. By conveying a material asset of the Company to a related party in the face of a take-over bid, the Helix Transaction also clearly constitutes an improper defensive tactic in contravention of National Policy 62-202 – Take-Over Bids – Defensive Tactics.

The Company and Helix have since been named as defendants in a petition dated October 28, 2025 brought by Shareholders in the British Columbia Supreme Court to set aside the Helix Farm-In Agreement. The Company failed to enter a response to the petition by the court’s deadline and failed to disclose this litigation to Shareholders.

o	Disenfranchisement of Shareholders’ Voting Rights: The Company held its last annual general meeting on May 29, 2024 and under the BCBCA was required hold its 2025 annual general meeting within 15 months (i.e., by August 28, 2025). To date the Company has failed to hold or file proxy materials for its 2025 annual general meeting, denying Shareholders their fundamental right to vote and entrenching a grossly underperforming board and management team which lacks a mandate from Shareholders.

o	Risk of Insolvency. Gold Basin has repeatedly failed to pay critical suppliers over the last year, indicating a high risk of insolvency. The Company reported that, subsequent to the period ended September 30, 2024, it has been named as a defendant in a lawsuit commenced in the Superior Court of Arizona in Maricopa County by Harris Exploration Drilling & Associates in respect of a claim for outstanding payments of US$285,193. On April 1, 2025, Gold Basin’s former Chief Financial Officer, Corporate Secretary and a former director, Mark Lotz, filed a notice of civil claim against Gold Basin for breach of a debt settlement agreement relating to $62,757.53 for unpaid directors fees. On May 28, 2025, Gold Basin’s auditors, Manning Elliott LLP, filed a notice of civil claim against Gold Basin for unpaid fees for accounting services of $77,065.14. TSX Trust Company terminated their registrar and transfer agency services for Gold Basin on August 21, 2025. Under the BCBCA, if a company fails to file its annual reports or other required documents for two consecutive years it may be struck by the Registrar of Companies from the British Columbia Corporate Registry, dissolved and cease existence as a corporation. The Offeror has become aware that the Company is deficient in filing both its 2024 and 2025 annual reports, and if it fails to file the 2024 report by January 24, 2026 it risks dissolution of the corporation.

o	History of Suspensions and Delisting. Gold Basin is not the first public company associated with its current and former management and directors to face stock exchange and securities regulatory sanctions. Mr. Povey served as Chairman, and Mr. Straw served as a technical consultant, of Silver Metal. Silver Metal was delisted from the Australian Securities Exchange on March 10, 2025 due to a continuous two-year suspension from trading. The Cease Trade Order and Halt in Gold Basin’s trading seems to be part of a continuing pattern of behaviour by Mr. Povey and Mr. Straw.

The Offer represents an opportunity for Shareholders to put the Company’s poor share price performance, securities regulatory and stock exchange sanctions, financially damaging self-dealings, disregard for shareholder democracy and solvency issues behind them and embrace a combined entity with more focused management, greater financial strength, a well-positioned portfolio of mineral projects and far superior governance and regulatory compliance.

•	Support of Shareholders. Certain Shareholders, including representatives of the Discovery Group, have entered into Lock-Up Agreements pursuant to which they have agreed to deposit under the Offer all of the Shares held or to be acquired by them pursuant to the exercise of Convertible Securities, representing in the aggregate over 30% of the issued and outstanding Shares.

3.	Recent Developments

The disclosure contained in “General Development of the Business of the Offeror” in Appendix A – “Information Regarding CANEX” of the Original Circular, is hereby updated to provide the following additional information:

Non-Brokered Private Placement

On December 10, 2025, the Offeror announced a non-brokered private placement (the “Financing”) of up to 20,000,000 Offeror Common Shares at a price of $0.15 per Offeror Common Share for gross proceeds of up to $3,000,000, led by a strategic investment from Mr. N. Eric Fier.

The Financing is intended to remove financial risk around the Offer and demonstrate the Offeror’s ability to fund exploration and development of a consolidated oxide gold district in Northern Arizona.

Mr. Fier is a Certified Professional Geologist (USA) and Engineer (Canada) who has achieved success in the mining sector and has extensive experience in discovery, development, exploration, mine finance, and “on time on budget” construction and production in a career that spans over 35 years. Mr. Fier served as Chief Executive Officer (CEO) and Director of SilverCrest Metals Inc. until Coeur Mining Inc.’s acquisition of SilverCrest, including the high-grade silver and gold Las Chispas Mine, in February 2025 for approximately US$1.7 billion. From 2002 to 2015, Mr. Fier was CEO and Director of SilverCrest Mines Inc. which delineated the Santa Elena silver and gold mine in Mexico and subsequently acquired in 2015 by First Majestic Silver Corp. for an approximately C$154 million in First Majestic stock, representing approximately 25% of First Majestic’s then-outstanding shares. He is currently a Director of Coeur Mining, Inc. and Chairman of Mako Mining Corp.

The Offeror Common Shares will be offered to accredited investors and any securities issued will be subject to a hold period of four months plus one day from the date of closing. Proceeds of the Financing will be used to advance the district consolidation opportunity, for exploration at the Company’s Gold Range and Louise projects, and for general working capital. The Financing is subject to TSXV and regulatory approval.

Lock-Up Agreements

On December 2, 2025, the Offeror announced that well over 30% of the Shares have entered into contractual lock-up agreements to support the Offer or have otherwise been deposited under the Offer. It is a condition of the Offer that holders of not less than 30% of the issued and outstanding Shares shall have entered into lock-up agreements with the Offeror, and have validly tendered and not withdrawn at the Expiry Time not less than 40,539,146 Shares and none of such lock-up agreements shall have been terminated. See Section 4 of the Original Offer, “Conditions of the Offer”.

NI 43-101 Technical Report

On October 27, 2025, the Offeror announced the release of an independent technical report titled “Geology and Exploration Review at the Gold Basin Project, Mohave County, Arizona, USA” on the Offeror’s Gold Range Project (the “Technical Report”). The Technical Report was prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects and has an effective date of September 1, 2025. The Technical Report is available on the Offeror’s website at www.canexmetals.ca and under the Offeror’s profile on SEDAR+ at sedarplus.com. The Technical Report was prepared by Burgex Mining Consultants for the Offeror and authored by independent qualified person Mark W. Travis, CPG. The Technical Report provides an independent third-party review of the Offeror’s Gold Range Project in Mojave County, Arizona, highlighting the history, geology, and exploration results completed to date. There are no material differences in the Technical Report from the information disclosed in the Original Offer and Circular.

4.	Updated Information Concerning the Offeror Common Shares

Authorized and Outstanding Share Capital

As at September 30, 2025, there were 146,950,482 Offeror Common Shares authorized and outstanding.

Consolidated Capitalization

The disclosure contained in Section 9 of the Original Circular, “Certain Information Concerning the Offeror Common Shares – Consolidated Capitalization”, is hereby deleted in its entirety and replaced with the following information:

The following table sets forth the consolidated capitalization of the Offeror based on its unaudited consolidated financial statements as at June 30, 2025: (a) on an actual basis; and (b) as adjusted to take into account the acquisition by the Offeror of all outstanding Shares under the Offer. The financial information set out below should be read in conjunction with the Offeror’s unaudited interim consolidated financial statements for the three and nine month periods ended June 30, 2025. Other than as set forth below, there have been no material changes to the Offeror’s share and loan capital since June 30, 2025.

Proforma Consolidated Capitalization	June 30, 2025
as at period ended (unaudited)	Actual	As adjusted
Debt
Share capital	23,113,706	28,313,527
Reserves	2,405,385	2,405,385
Deficit	-18,115,004	-18,115,004
Total Equity	7,404,087	12,603,908
Proforma Consolidated Capitalization	7,404,087	12,603,908

Price Range and Trading Volume

The disclosure contained in Section 9 of the Original Circular, “Certain Information Concerning the Offeror Common Shares – Price Range and Trading Volume”, is hereby updated to provide the following additional information:

The following table sets forth, for the periods indicated, the high and low trading prices (based on intra-day prices) in Canadian dollars and trading volumes of the Offeror Common Shares on the TSXV:

		Price Range
Period	High (C$)	Low (C$)	Volume
August 2025	0.095	0.070	1,061,526
September 2025	0.175	0.095	6,677,294
October 2025	0.165	0.100	2,174,073
November 2025	0.145	0.090	6,922,853
December 1 –10, 2025	0.190	0.115	1,632,200

The following table sets forth, for the periods indicated, the high and low trading prices (based on intra-day prices) in U.S. dollars and trading volumes of the Offeror Common Shares on the OTC Market:

		Price Range
Period	High (US$)	Low (US$)	Volume
August 2025	0.060	0.050	128,168
September 2025	0.110	0.054	102,600
October 2025	0.110	0.044	52,217
November 2025	0.090	0.048	521,404
December 1 – 10, 2025	0.1572	0.0772	271,080

5.	Manner of Acceptance

Shares may be deposited under the Offer in accordance with the provisions under Section 3 of the Original Offer, “Manner of Acceptance”.

6.	Take-Up of and Payment for Deposited Common Shares

The Offeror will take up and pay for Shares validly deposited pursuant to the Offer and not withdrawn as set forth under Section 6 of the Original Offer, “Take Up and Payment for Deposited Shares”.

7.	Right to Withdraw Deposited Shares

Shareholders have the right to withdraw Shares deposited pursuant to the Offer under the circumstances and in the manner described under Section 8 of the Original Offer, “Right to Withdraw Deposited Shares”.

8.	Amendments and Variations to Original Offer Documents

The Original Offer Documents shall be read together with this Notice of Variation, Change and Extension in order to give effect to the amendments and variations to the Original Offer and Circular set forth herein.

9.	Offerees’ Statutory Rights

Securities legislation of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

10.	Directors’ Approval

The contents of the Notice of Variation, Change and Extension have been approved, and the sending of this Notice of Variation, Change and Extension to the Shareholders has been authorized by the Offeror Board.

CERTIFICATE OF CANEX METALS INC.

Dated: December 12, 2025

The Original Offer and Circular, as amended by this Notice of Variation, Change and Extension, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Shane W. Ebert”	(Signed) “Chantelle Collins”
Shane W. Ebert	Chantelle Collins
President and Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors of CANEX Metals Inc.

(Signed) “Jean Pierre Jutras”	(Signed) “Blair Schultz”
Jean Pierre Jutras	Blair Schultz
Director	Director

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